EXHIBIT 23.1





                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTS




The Board of Directors
DNA Plant Technology Corporation


We consent to incorporation by reference in the registration statement on Form S-3 of our report dated March 10, 1995, related to the consolidated balance sheets of DNA Plant Technology Corporation as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of DNA Plant Technology Corporation and to the reference of our firm under the heading "Experts" in the prospectus.


                              KPMG PEAT MARWICK LLP
San Francisco, California
June 14, 1995